Exhibit 4.49

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, by and between ELONG, INC. (the “Company”), a Cayman Islands corporation, and Christopher Chan, an individual (the “Employee”) entered into to take effect as of February 26, 2007 (the “Start Date”).

1. Definitions. Capitalized terms used herein and not otherwise defined in the text below will have the meanings ascribed thereto on Annex 1.

2. Employment; Duties.

(a) The Company agrees to employ the Employee in the capacity and with such responsibilities as are generally set forth on Annex 2.

(b) The Employee hereby agrees to devote his full time and best efforts in such capacities as are set forth on Annex 2 on the terms and conditions set forth herein. Notwithstanding the foregoing, the Employee may engage in other activities, such as activities involving professional, charitable, educational, religious and similar types of organizations, provided that that the Employee complies with the Employee Non-competition, Non-solicitation, Confidential Information and Work Product Agreement attached hereto as Annex 3 (the “Employee Obligations Agreement”) and such other activities do not interfere with or prohibit the performance of the Employee’s duties under this Agreement, or conflict in any material way with the business of the Company or of its subsidiaries and affiliates. The Employee will be allowed to hold a board of director position with another entity if it has been disclosed to and approved by the Board of Directors of the Company (the “Board”).

(c) The Employee will use best efforts during the term of this Agreement to ensure that the Company’s business and those of its subsidiaries and affiliates are conducted in accordance with all applicable laws and regulations of all jurisdictions in which such businesses are conducted.

(d) The Employee hereby agrees that he will execute and deliver to the Company an Employee Non-competition, Non-solicitation, Confidential Information and Work Product Agreement by and between the Employee and eLongNet Information Technology (Beijing) Co. Ltd. which will be in the form attached hereto as Annex 4 (the “Chinese Obligations Agreement”) but which will be translated into Chinese and executed after the date hereof.

3. Compensation.

(a) Base Annual Payments. During the term of this Agreement, the Company will pay the Employee annual base payments as set forth on Annex 2, payable pursuant to the Company’s normal payroll practices.

(b) Discretionary Bonus. During the term of this Agreement and beginning on the Start Date, the Company, in its sole discretion, may award to the Employee an annual bonus, based on the Employee’s performance, the Company’s performance, and other factors deemed relevant by the Company’s Compensation Committee, which if earned shall be paid during the first quarter of the following year on a date to be determined by the Company (“Bonus Payment Date”). Payment will be conditional upon the Employee’s continued employment with the Company as of the Bonus Payment Date. The target for the bonus (pro rated for any partial year) will be RMB 294,500 per year, calculated using the US Dollar purchase rate of RMB of 1 USD: 7.75 RMB, and based on the current agreed base USD figure of USD 38,000.

(c) Performance Units. Subject to the approval of the Board or the Compensation Committee of the Board, the Company will grant to the Employee, upon the terms and conditions set forth in the eLong, Inc. Stock and Annual Incentive Plan adopted on July 23, 2004 and upon the additional terms and conditions set forth in a Performance Unit Agreement between the Company and the Employee, that number of Restricted Stock Performance Units (the “Units”) equal to USD 200,000 divided by one-half of the last reported sale price of one eLong American Depositary Share on the NASDAQ National Market as of the date immediately preceding the effective date of the grant. The effective date of the grant will be the date that it is approved by Board of Directors or its Compensation Committee, which is expected to occur within a reasonable time after the Start Date (the “Performance Unit Award”). The Performance Unit Award will be subject to vesting as follows: twenty percent (20%) will vest on each of the first, second, third, fourth and fifth year anniversaries of the Start Date, provided you are employed with the Company on each vesting date. Upon vesting of each portion of the Performance Unit award, the Company will issue and deliver to the Employee that number of ordinary shares of the Company as is equal to the number of Performance Units that then first become vested.

(f) Reimbursement of Expenses. The Company will reimburse the Employee for reasonable expenses incurred by the Employee in the course of, and necessary in connection with, the performance by the Employee of his duties to the Company, provided that such expenses are substantiated in accordance with the Company’s policies.

4. Other Employee Benefits.

(a) Vacation; Sick Leave. The Employee will be entitled to such number of weeks of paid vacation each year as are set forth on Annex 2, the taking of which must be coordinated with the Employee’s supervisor in accordance with the Company’s standard vacation policy. Unless otherwise approved by the Board, vacation that is not used in a particular year may only be carried forward to subsequent years in accordance with the Company’s policies in effect from time to time. The Employee will be eligible for sick leave in accordance with the Company’s policies in effect from time to time.

(b) Healthcare Plan. The Company will arrange for membership for the Employee, the Employee’s spouse and the Employee’s children under 18 years old in the Company’s healthcare plan applicable to expatriate executives, in accordance with the Company’s standard policies from time to time with respect to health insurance and in accordance with the rules established for individual participation in such plan and under applicable law.

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(c) Personal Benefits. Pursuant to the Company’s policies in effect from time to time and the applicable plan rules, the Employee will be eligible to participate in the other employee benefit plans of general application, which shall include the Personal Benefits at the levels set forth on Annex 2.

(d) Payments. Subject to the applicable laws and exchange controls of China, the payments due hereunder shall be made in Renminbi. Subject to the foregoing, any payments which become due and payable by the Company to the Employee pursuant to the terms of this Agreement may be made by any subsidiary or related company of the Company which is formed under the laws of the People’s Republic of China (the “PRC”).

5. Certain Representations, Warranties and Covenants of the Employee.

(a) Related Company Positions. The Employee agrees that the Employee and members of the Employee’s immediate family will not have any financial interest directly or indirectly (including through any entity in which the Employee or any member of the Employee’s immediate family has a position or financial interest) in any transactions with the Company or any subsidiaries or affiliates thereof unless all such transactions, prior to being entered into, have been disclosed to the Board and approved by the Audit Committee of the Board and comply with all other Company policies and applicable law as may be in effect from time to time. The Employee also agrees that he will inform the Audit Committee of the Board of any transactions involving the Company or any of its subsidiaries or affiliates in which senior officers, including but not limited to the Employee, or their immediate family members have a financial interest.

(b) Discounts, Rebates or Commissions. Unless expressly permitted by written policies and procedures of the Company in effect from time to time that may be applicable to the Employee, neither the Employee nor any immediate family member will be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods or services effected or other business transacted (whether or not by the Employee) by or on behalf of the Company or any of its subsidiaries or affiliates, and if the Employee or any immediate family member (or any firm or company in which the Employee or any immediate family member is interested) obtains any such discount, rebate or commission, the Employee will pay to the Company an amount equal to the amount so received (or the proportionate amount received by any such firm or company to the extent of the Employee’s or family member’s interest therein).

6. At-Will; Termination.

(a) The Employee’s employment with the Company will be “at will” and may be terminated by the Company or the Employee, in each case as set forth in this Section 6.

(b) Termination by the Employee. Notwithstanding anything herein to the contrary, the Employee may voluntarily Terminate this Agreement by providing the Company with thirty (30) days’ advance written notice for any reason, in which case, the Employee will not be entitled to receive payment of any severance benefits or other

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amounts by reason of the Termination other than accrued salary and vacation through the date of the Termination. The Employee’s right to all other benefits will terminate as of the date of Termination, other than any continuation required by applicable law.

(c) Termination by the Company for Cause. Notwithstanding anything herein to the contrary, the Company may Terminate this Agreement for Cause by written notice to the Employee, effective immediately upon the delivery of such notice. In such case, the Employee will not be entitled to receive payment of any severance benefits or other amounts by reason of the Termination other than accrued salary and vacation through the date of the Termination. The Employee’s right to all other benefits will terminate, other than any continuation required by applicable law.

(d) Termination by the Company without Cause. Notwithstanding anything herein to the contrary, the Company may Terminate this Agreement without Cause, upon thirty (30) days’ advance written notice by the Company to the Employee and the Termination shall be effective as of the expiration of such thirty (30) day period.

(e) Termination by Reason of Death or Disability. A Termination of the Employee’s employment by reason of death or Disability shall not be deemed to be a Termination by the Company (for or without Cause). In the event that the Employee’s employment with the Company Terminates as a result of the Employee’s death or Disability, the Employee or the Employee’s estate or representative, as applicable, will receive all accrued salary and accrued vacation as of the date of the Employee’s death or Disability and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. In addition, the Employee or the Employee’s estate or representative, as applicable, will receive the bonus for the year in which the death or Disability occurs which bonus will be prorated based on the number of days in which the Employee was employed by the Company during such year and to the extent that a bonus would have been earned had the Employee continued in employment through the end of such year, as determined in good faith by the Company’s CEO, Board of Directors or its Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year, and only to the extent that bonuses are paid for such fiscal year to other similarly situated employees.

(f) Misconduct After Termination of Employment. Notwithstanding the foregoing or anything herein to the contrary, if the Employee after the termination of his employment violates or fails to materially comply with the Employee Obligations Agreement or the Chinese Obligations Agreement (1) the Employee shall not be entitled to any payments from the Company and (2) any insurance or other benefits that have continued shall terminate immediately.

7. Employee Obligations Agreement. By signing this Agreement, the Employee hereby agrees to execute and deliver to the Company the Employee Obligations Agreement, the Chinese Obligations Agreement, and such execution and delivery shall be a condition to the Employee’s entitlement to his rights under this Agreement.

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8. Governing Law; Arbitration.

(a) This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

(b) Notwithstanding subsection (c) below, at the option of the Company, each of the parties hereto agrees for the benefit of the Company that any State or Federal court sitting in New York shall have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) and enforce any rights which may arise in connection with the validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement. Each party hereto consents to venue in the New York Courts and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any action therein. Each party hereto agrees that the summons and complaint or any other process in any action may be served by notice given in accordance with Section 10, or as otherwise permitted by law. Each party hereto irrevocably waives the right to trial by jury.

(c) Subject to the option in favor of the Company set out in subsection (b) above, any controversy or claim arising out of or relating to this Agreement shall be determined by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The tribunal shall consist of three arbitrators. The seat of the arbitration shall be New York. The language of the arbitration shall be English. The parties hereto agree that the tribunal constituted under this clause shall have the power to grant the relief of specific performance in appropriate circumstances, and further agree, for the avoidance of doubt, that any competent court of its jurisdiction (including in the courts of the PRC) may enforce an order of the tribunal for specific performance. By agreeing to arbitration pursuant to this clause, the parties hereto waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, in as far as such waiver may validly be made, save that the parties do not intend to deprive any competent court of its jurisdiction (including the PRC courts) to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings or the enforcement of any award.

9. Notices. All notices, requests and other communications under this Agreement will be in writing (including facsimile or similar writing and express mail or courier delivery or in person delivery, but excluding ordinary mail delivery) and will be given to the address stated below:

(a)	if to the Employee, to the address or facsimile number that is on file with the Company from time to time, as may be updated by the Employee;

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(b)	if to the Company:

Attention: Chief Executive Officer

3/F, Xingke Plaza Building B

10 Jiuxianqiao Middle Road

Chaoyang District

Beijing, China

100016

With a copy to:

Goulston & Storrs

400 Atlantic Avenue

Boston, MA 02110

Attention: Timothy B. Bancroft, Esq.

or to such other address or facsimile number as either party may hereafter specify for the purpose by written notice to the other party in the manner provided in this Section 10. All such notices, requests and other communications will be deemed received: (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section 10 if confirmation of receipt is received; (ii) if given by express mail or courier delivery, five (5) days after sent; and (iii) if given in person, when delivered.

10. Miscellaneous.

(a) Entire Agreement. This Agreement, the Employee Obligations Agreement and the Chinese Obligations Agreement constitute the entire understanding between the Company and the Employee relating to the subject matter hereof and supersedes and cancels all prior and contemporaneous written and oral agreements and understandings with respect to the subject matter of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(b) Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless modification, waiver or discharge is agreed to in writing signed by the Employee and such officer of the Company as may be specifically designated by its Board of Directors. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) Successors; Binding Agreement. This Agreement will be binding upon and will inure to the benefit of the Employee, the Employee’s heirs, executors, administrators and beneficiaries, and the Company and its successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) and any affiliate of the Company to which this Agreement is assigned, subject to the terms and conditions set forth herein.

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(d) Withholding Taxes. All amounts payable to the Employee under this Agreement and with respect to Performance Units will be subject to applicable withholding of income, wage and other taxes to the extent required by applicable law. The Employee hereby agrees to report any amounts paid or benefits provided under this Agreement or under Performance Units for purposes of any applicable taxes in a manner consistent with the manner in which the Company reports any such amounts. To the extent that compensation under this Agreement or any other arrangement (including Performance Units) may be subject to applicable taxes, the Company may withhold from amounts payable or benefits provided hereunder and may also withhold from any other amounts otherwise due to the Employee any amounts due to the appropriate taxing authority.

(e) Taxes. Notwithstanding anything contained herein to the contrary, the Company will not be liable to the Employee for any Unites States federal or states taxes the Employee may be subject to in connection with this Agreement.

(f) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(g) Language. This Agreement is written in the English language. The English language also will be the controlling language for all future communications between the parties hereto concerning this Agreement.

(h) Counterparts. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on February 5, 2007.

Signature of Employee:	ELONG, INC.

/s/ Christopher Chan	By:	/s/ Thomas Soohoo
Printed name of employee:	Name:	Thomas Soohoo
Christopher Chan	Title:	Chief Executive Officer

Annex 1

Certain Definitions

“Cause” means:

(i)	willful misconduct or gross negligence by the Employee, or any willful or grossly negligent omission to perform any act;

(ii)	misconduct or negligence of the Employee that results in gain or personal enrichment of the Employee or results in injury to the Company or any subsidiaries or affiliates thereof;

(iii)	breach of any of the Employee’s agreements with the Company, including those set forth herein, or in the Employee Obligations Agreement or the Chinese Obligations Agreement, and including, but not limited to, the repeated failure to perform substantially the Employee’s duties to the Company or any subsidiaries or affiliates thereof, excessive absenteeism or dishonesty or a violation of any Company policies pertaining to ethics, wrongdoing or conflicts of interest, which violation is either knowing or is a violation of a material policy, provided that materiality shall be determined in the good faith discretion of eLong;

(iv)	any attempt by the Employee to assign or delegate this Agreement or any of the rights, duties, responsibilities, privileges or obligations hereunder without the prior consent of the Company (except in respect of any delegation by the Employee of his employment duties hereunder to other employees of the Company in accordance with its usual business practice);

(v)	the Employee’s indictment or conviction for, or confession of, a felony or any crime involving moral turpitude under the laws of the United States or any State thereof, or under the laws of China, or Hong Kong;

(vi)	declaration by a court that the Employee is insane or incompetent to manage his business affairs;

(vii)	habitual drug or alcohol abuse which materially impairs the Employee’s ability to perform his duties and is in violation of a Company policy; or

(viii)	filing of any petition or other proceeding seeking to find the Employee bankrupt or insolvent.

“Company” means eLong Inc. and, unless the context suggests to the contrary, all of its subsidiaries and related companies.

“Disability” means the Employee becomes physically or mentally impaired to an extent which renders him unable to perform the essential functions of his job, with or without reasonable accommodation, for a period of six consecutive months, or an aggregate of nine months in any two year period.

“IACT” means IACT Asia Pacific Limited.

“Rule 13e-3 Transaction” means any transaction described in Rule 13e-3(a)-3 promulgated under the Securities and Exchange Act of 1934, as amended.

“Termination” (and any similar, capitalized use of the term, such as “Terminate”) means, according to the context, the termination of this Agreement or the Employee’s ceasing to render employment services.

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Annex 2

Particular Terms of Employee’s Employment

Title: CFO (Chief Financial Officer) , provided however that in the event that IACT completes a Rule 13e-3 Transaction, the Board of Directors shall, in its sole discretion have the right to change the Employee’s title.

Reporting Requirement: The Employee will report to the CEO.

Responsibilities: Such duties and responsibilities as are ordinarily associated with the Employee’s title(s) and such other duties may be specified by the CEO from time to time.

Annual Base Salary: The Company will pay Employee a base pay for his services rendered hereunder at an annual rate of RMB 813,750 which shall be paid in twelve (12) monthly installments (equivalent to USD 105,000 using the exchange rate stated above).

Personal Benefits: During the Term, the Company shall cover the Employee’s expenses related to (collectively, the “Personal Benefits”): (a) transportation, including reasonable relocation expenses for the Employee and his personal belongings from Hong Kong (b) reasonable education for the child (or children) of the Employee in China (c) reasonable “non-business” meals and laundry expenses and (d) reasonable housing expenses Notwithstanding the foregoing, in all cases the payments in (a) through (d) above shall only be payable for so long as such payments by the Company (i) are supported by PRC official receipts and are non-taxable to the Employee for individual income tax purposes and are permitted under any laws applicable to the Company, as shall be determined by the Company, and (ii) do not exceed RMB 364,250 per year (the “Maximum Amount”). If the total amount of actual payments by the Company per year on items (a), (b), (c) and (d) is less than the Maximum Amount, the Company will pay the difference to the Employee as income on an annual basis, which would be subject to individual income tax.

Number of Days of Paid Vacation per Year: 15 working days.

Annex 3

EMPLOYEE NON-COMPETITION, NON-SOLICITATION, CONFIDENTIAL

INFORMATION AND WORK PRODUCT AGREEMENT

In consideration of my employment and the compensation paid to me by eLong, Inc., a Cayman Island corporation, or a subsidiary or other affiliate or related company thereof (eLong, Inc. or any such subsidiary or related company or other affiliate referred to herein individually and collectively as “eLong”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I agree as follows:

1. Non-Competition. During my employment with eLong and continuing until the later of (a) twelve months after the termination of my employment with eLong (and its affiliates) for any reason or (b) the 3rd anniversary of the Start Date (as such term is defined in the Employment Agreement between me and eLong), I will not, on my own behalf, or as owner, manager, stockholder (other than as stockholder of less than 2% of the outstanding stock of a company that is publicly traded or listed on a stock exchange), consultant, director, officer or employee of or in any other manner connected with any business entity, participate or be involved in any Competitor without the prior written authorization of eLong. “Competitor” means an entity or business that is engaged in the development, operation or marketing of any travel business operated in and/or targeted at consumers in the Asia Pacific region. For each year or portion thereof following termination of my employment during which the provisions of this Section 1 apply, the Performance Units granted to me under my Employment Agreement with eLong, Inc. dated as of the date hereof (worth approximately US$200,000) and RMB 116,250 of my total annual salary are a pre-payment of compensation to me for my agreement to be bound by the non-competition obligations of this Section 1 during such period.

2. Non-solicitation. For two years following the last date of employment, I will not, either for my own account or for the account of any other person: (i) solicit, induce, attempt to hire, or hire any employee or contractor of eLong or any other person who may have been employed or engaged by eLong during the term of my employment with eLong unless that person has not worked with eLong within the twelve months following my last day of employment with eLong; (ii) solicit business or relationship in competition with eLong from any of eLong’s customers, suppliers or partners or any other entity with which eLong does business; (iii) assist in such hiring or solicitation by any other person or business entity or encourage any such employee to terminate his employment with eLong; or (iv) encourage any such customer, supplier or partner or any other entity to terminate its relationship with eLong or change its relationship with eLong in such a way that would have any negative consequence on the financial condition, operations, assets, business, properties or prospects of eLong.

3. Confidential Information.

(a) While employed by eLong and indefinitely thereafter, I will not, directly or indirectly, use any Confidential Information (as hereinafter defined) other than pursuant to my employment by and for the benefit of eLong, or disclose any such Confidential Information to anyone outside of eLong or to anyone within eLong who has not been authorized to receive such information, except as directed in writing by an authorized representative of eLong.

(b) “Confidential Information” means all trade secrets, proprietary information, and other data and information, in any form, belonging to eLong or any of their respective clients, customers, consultants, licensees or affiliates including IACT Asia Pacific Limited (“IACT”) and IACT’s affiliates that is held in confidence by eLong. Confidential Information includes, but is not limited to computer software, the structure of eLong’s online directories and search engines, business plans and arrangements, customer lists, marketing materials, financial information, research, and any other information identified or treated as confidential by eLong or any of their respective clients, customer, consultants, licensees or affiliates including IACT and IACT’s affiliates. Notwithstanding the foregoing, Confidential Information does not include information which eLong has voluntarily disclosed to the public without restriction, or which is otherwise known to the public at large.

4. Rights in Work Product.

(a) I agree that all Work Product (as hereinafter defined) will be the sole property of eLong. I agree that all Work Product that constitutes original works of authorship protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and, therefore, the property of eLong. I agree to waive, and hereby waive and irrevocably and exclusively assign to eLong, all right, title and interest I may have in or to any other Work Product and, to the extent that such rights may not be waived or assigned, I agree not to assert such rights against eLong or its licensees (and sublicensees), successors or assigns.

(b) I agree to promptly disclose all Work Product to the appropriate individuals in eLong as such Work Product is created in accordance with the requirements of my job and as directed by eLong.

(c) “Work Product” means any and all inventions, improvements, developments, concepts, ideas, expressions, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, and know-how and show-how, or parts thereof conceived, developed, or otherwise made by me alone or jointly with others (i) during the period of my employment with eLong or (ii) during the six month period next succeeding the termination of my employment with eLong if the same in any way relates to the present or proposed products, programs or services of eLong or to tasks assigned to me during the course of my employment, whether or not patentable or subject to copyright or trademark protection, whether or not reduced to tangible form or reduced to practice, whether or not made during my regular working hours, and whether or not made on eLong premises.

5. Employee’s Prior Obligations. I hereby certify I have no continuing obligation to any previous employer or other person or entity which requires me not to disclose any information to eLong.

6. Employee’s Obligation to Cooperate. At any time during my employment with eLong and thereafter upon the request of eLong, I will execute all documents and perform all lawful acts that eLong considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, I agree to render to eLong or its nominee all reasonable assistance as may be required:

(a)	In the prosecution or applications for letters patent, foreign and domestic, or re-issues, extensions and continuations thereof;

(b)	In the prosecution or defense of interferences which may be declared involving any of said applications or patents;

(c)	In any administrative proceeding or litigation in which eLong may be involved relating to any Work Product; and

(d)	In the execution of documents and the taking of all other lawful acts which eLong considers necessary or advisable in creating and protecting its copyright, patent, trademark, trade secret and other proprietary rights in any Work Product.

The reasonable out-of-pocket expenses incurred by me in rendering such assistance at the request of eLong will be reimbursed by eLong; provided that such expenses are substantiated in accordance with the eLong’s policies and provided further that such expenses are approved by either the Audit Committee or the Compensation Committee of eLong’s Board of Directors. If I am no longer an employee of eLong at the time I render such assistance, eLong will pay me a reasonable fee for my time.

7. Termination; Return of eLong Property. Upon the termination of my employment with eLong for any reason, or at any time upon eLong request, I will return to eLong all Work Product and Confidential Information and notes, memoranda, records, customer lists, proposals, business plans and other documents, computer software, materials, tools, equipment and other property in my possession or under my control, relating to any work done for eLong, or otherwise be longing to eLong, it being acknowledged that all such items are the sole property of eLong. Further, before obtaining my final paycheck, I agree to sign a certificate stating the following:

“Termination Certificate

This is to certify that I do not have in my possession or custody, nor have I failed to return, any Work Product (as defined in the Employee Non-competition, Non-solicitation, Confidential Information and Work Product Agreement between me and eLong, Inc. (“eLong”)) or any notes, memoranda, records, customer lists, proposals, business plans or other documents or any computer software, materials, tools, equipment or other property (or copies of any of the foregoing) belonging to eLong or any affiliate of eLong including IACT Asia Pacific Limited (“IACT”) and its affiliates.”

8. General Provisions.

(a) This Agreement contains the entire agreement between me and eLong with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings related to the subject matter hereof, whether written or oral including. This Agreement may not be modified except by written agreement signed by eLong and me.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law rules thereof. The Employee specifically consents to the jurisdiction of the United States District Court for the Southern District of New York, or if that court is unable to exercise jurisdiction for any reason, to the jurisdiction of the Supreme Court of the State of New York, New York County, for this purpose. The Company will also have the option to bring an action in China to enforce any claims it has under this Non-competition and Non-solicitation Agreement. I consent for any dispute to be dealt with in China in accordance with the laws of the People’s Republic of China (“China”) if the dispute is resolved therein. If, under the applicable law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion will be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion will not affect the force, effect and validity of the remaining portion hereof. I consent to service of process in any such action by certified or registered mail, return receipt requested. Without limiting the foregoing, I specifically consent to jurisdiction and venue in any court in China for the purposes of any action relating to or arising out of this Agreement or any breach or alleged breach thereof that occurs in whole or in part in China.

(c) In the event that any provision of this Agreement will be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time, over too large a geographic area, over too great a range of activities, it will be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

(d) If, after application of paragraph (c) above, any provision of this Agreement will be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement will not be affected thereby. Any invalid, illegal or unenforceable provision of this Agreement will be severed, and after any such severance, all other provisions hereof will remain in full force and effect.

(e) eLong and I agree that either of us may waive or fail to enforce violations of any part of this Agreement without waiving the right in the future to insist on strict compliance with all or parts of this Agreement.

(f) My obligations under this Agreement will survive the termination of my employment with eLong regardless of the manner of or reasons for such termination,

and regardless of whether such termination constitutes a breach of any other agreement I may have with eLong. My obligations under this Agreement will be binding upon my heirs, executors and administrators, and the provisions of this Agreement will inure to the benefit of the successors and assigns of eLong.

(g) I agree and acknowledge that the rights and obligations set forth in this Agreement are of a unique and special nature and necessary to ensure the preservation, protection and continuity of eLong’s business, employees, Confidential Information, and intellectual property rights. Accordingly, eLong is without an adequate legal remedy in the event of my violation of any of the covenants set forth in this Agreement. I agree, therefore, that, in addition to all other rights and remedies, at law or in equity or otherwise, that may be available to eLong, each of the covenants made by me under this Agreement shall be enforceable by injunction, specific performance or other equitable relief, without any requirement that eLong have to post a bond or that eLong have to prove any damages.

IN WITNESS WHEREOF, the undersigned employee and eLong have executed this Employee Non-competition, Non-solicitation, Confidential Information and Work Product Agreement.

Signed on [ February 5 ], 2007.

Signature of Employee:	eLong, Inc.

/s/ Christopher Chan	By:	/s/ Thomas Soohoo
Printed name of employee:	Name:	Thomas Soohoo
Christopher Chan	Title:	Chief Executive Officer

Annex 4

[To be translated into Chinese]

FORM OF EMPLOYEE NON-COMPETITION, NON-SOLICITATION,

CONFIDENTIAL INFORMATION AND WORK PRODUCT AGREEMENT

In consideration of my employment and the compensation paid to me by ELONGNET INFORMATION TECHNOLOGY (BEIJING) CO., LTD (the “Company”), a corporation under the laws of People’s Republic of China, (the Company’s parent company, eLong Inc. or any such subsidiary or related company or other affiliate referred to herein individually and collectively as “eLong”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I agree as follows:

1. Non-Competition. During my employment with eLong and continuing until the later of (a) twelve months after the termination of my employment with eLong (and its affiliates) for any reason or (b) the 3rd anniversary of the Start Date (as such term is defined in the Employment Agreement between me and eLong, Inc.), I will not, on my own behalf, or as owner, manager, stockholder (other than as stockholder of less than 2% of the outstanding stock of a company that is publicly traded or listed on a stock exchange), consultant, director, officer or employee of or in any other manner connected with any business entity, participate or be involved in any Competitor without the prior written authorization of eLong. “Competitor” means an entity or business that is engaged in the development, operation or marketing of any travel business operated in and/or targeted at consumers in the Asia Pacific region. For each year or portion thereof following termination of my employment during which the provisions of this Section 1 apply, the Performance Units granted to me under my Employment Agreement with eLong, Inc. (worth approximately US$200,000) and RMB 116,250 of my total annual salary are a pre-payment of compensation to me for my agreement to be bound by the non-competition obligations of this Section 1 during such period.

2. Non-solicitation. For two years following the last date of employment, I will not, either for my own account or for the account of any other person: (i) solicit, induce, attempt to hire, or hire any employee or contractor of eLong or any other person who may have been employed or engaged by eLong during the term of my employment with eLong unless that person has not worked with eLong within the twelve months following my last day of employment with eLong; (ii) solicit business or relationship in competition with eLong from any of eLong’s customers, suppliers or partners or any other entity with which eLong does business; (iii) assist in such hiring or solicitation by any other person or business entity or encourage any such employee to terminate his or her employment with eLong; or (iv) encourage any such customer, supplier or partner or any other entity to terminate its relationship with eLong or change its relationship with eLong in such a way that would have any negative consequence on the financial condition, operations, assets, business, properties or prospects of eLong.

3. Confidential Information.

(a) While employed by eLong and indefinitely thereafter, I will not, directly or indirectly, use any Confidential Information (as hereinafter defined) other than pursuant to my employment by and for the benefit of eLong, or disclose any such

Confidential Information to anyone outside of eLong or to anyone within eLong who has not been authorized to receive such information, except as directed in writing by an authorized representative of eLong.

(b) “Confidential Information” means all trade secrets, proprietary information, and other data and information, in any form, belonging to eLong or any of their respective clients, customers, consultants, licensees or affiliates including IACT Asia Pacific Limited (“IACT”) and IACT’s affiliates that is held in confidence by eLong. Confidential Information includes, but is not limited to computer software, the structure of eLong’s online directories and search engines, business plans and arrangements, customer lists, marketing materials, financial information, research, and any other information identified or treated as confidential by eLong or any of their respective clients, customer, consultants, licensees or affiliates including IACT and its affiliates. Notwithstanding the foregoing, Confidential Information does not include information which eLong has voluntarily disclosed to the public without restriction, or which is otherwise known to the public at large.

4. Rights in Work Product.

(a) I agree that all Work Product (as hereinafter defined) will be the sole property of eLong. I agree that all Work Product that constitutes original works of authorship protectable by copyright are “works made for hire,” as that term is defined in the Copyright Law of P. R. China and the United States Copyright Act (without duplication), therefore, the property of eLong. I agree to waive, and hereby waive and irrevocably and exclusively assign to eLong, all right, title and interest I may have in or to any other Work Product and, to the extent that such rights may not be waived or assigned, I agree not to assert such rights against eLong or its licensees (and sublicensees), successors or assigns.

(b) I agree to promptly disclose all Work Product to the appropriate individuals in eLong as such Work Product is created in accordance with the requirements of my job and as directed by eLong.

(c) “Work Product” means any and all inventions, improvements, developments, concepts, ideas, expressions, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, and know-how and show-how, or parts thereof conceived, developed, or otherwise made by me alone or jointly with others (i) during the period of my employment with eLong or (ii) during the six month period next succeeding the termination of my employment with eLong if the same in any way relates to the present or proposed products, programs or services of eLong or to tasks assigned to me during the course of my employment, whether or not patentable or subject to copyright or trademark protection, whether or not reduced to tangible form or reduced to practice, whether or not made during my regular working hours, and whether or not made on eLong premises.

5. Employee’s Prior Obligations. I hereby certify I have no continuing obligation to any previous employer or other person or entity which requires me not to disclose any information to eLong.

6. Employee’s Obligation to Cooperate. At any time during my employment with eLong and thereafter upon the request of eLong, I will execute all documents and perform all lawful acts that eLong considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, I agree to render to eLong or its nominee all reasonable assistance as may be required:

(a) In the prosecution or applications for letters patent, foreign and domestic, or re-issues, extensions and continuations thereof;

(b) In the prosecution or defense of interferences which may be declared involving any of said applications or patents;

(c) In any administrative proceeding or litigation in which eLong may be involved relating to any Work Product; and

(d) In the execution of documents and the taking of all other lawful acts which eLong considers necessary or advisable in creating and protecting its copyright, patent, trademark, trade secret and other proprietary rights in any Work Product.

The reasonable out-of-pocket expenses incurred by me in rendering such assistance at the request of eLong will be reimbursed by eLong. If I am no longer an employee of eLong at the time I render such assistance, eLong will pay me a reasonable fee for my time.

7. Termination; Return of eLong Property. Upon the termination of my employment with eLong for any reason, or at any time upon eLong request, I will return to eLong all Work Product and Confidential Information and notes, memoranda, records, customer lists, proposals, business plans and other documents, computer software, materials, tools, equipment and other property in my possession or under my control, relating to any work done for eLong, or otherwise be longing to eLong, it being acknowledged that all such items are the sole property of eLong. Further, before obtaining my final paycheck, I agree to sign a certificate stating the following:

“Termination Certificate

This is to certify that I do not have in my possession or custody, nor have I failed to return, any Work Product (as defined in the Employee Non-competition, Non-solicitation, Confidential Information and Work Product Agreement between me and ELONGNET INFORMATION TECHNOLOGY (BEIJING) CO., LTD (“eLong”)) or any notes, memoranda, records, customer lists, proposals, business plans or other documents or any computer software, materials, tools, equipment or other property (or copies of any of the foregoing) belonging to eLong or any affiliate of eLong, including IACT Asia Pacific Limited and its affiliates.”

8. General Provisions.

(a) This Agreement contains the entire agreement between me and eLong with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings related to the subject matter hereof, whether written or oral. This Agreement may not be modified except by written agreement signed by Company and me.

(b) This Agreement shall be governed by and construed in accordance with the laws of People’s Republic of China without regard to the conflict of law rules thereof. Any disputes and actions relating to or arising out of this Agreement or any breach or alleged breach thereof that occurs in whole or in part in China should be filed to the court located in Beijing of China.

(c) In the event that any provision of this Agreement will be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time, over too large a geographic area, over too great a range of activities, it will be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

(d) If, after application of paragraph (c) above, any provision of this Agreement will be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement will not be affected thereby. Any invalid, illegal or unenforceable provision of this Agreement will be severed, and after any such severance, all other provisions hereof will remain in full force and effect.

(e) eLong and I agree that either of us may waive or fail to enforce violations of any part of this Agreement without waiving the right in the future to insist on strict compliance with all or parts of this Agreement.

(f) My obligations under this Agreement will survive the termination of my employment with eLong regardless of the manner of or reasons for such termination, and regardless of whether such termination constitutes a breach of any other agreement I may have with eLong. My obligations under this Agreement will be binding upon my heirs, executors and administrators, and the provisions of this Agreement will inure to the benefit of the successors and assigns of eLong.

(g) I agree and acknowledge that the rights and obligations set forth in this Agreement are of a unique and special nature and necessary to ensure the preservation, protection and continuity of eLong’s business, employees, Confidential Information, and intellectual property rights. Accordingly, eLong is without an adequate legal remedy in the event of my violation of any of the covenants set forth in this Agreement. I agree, therefore, that, in addition to all other rights and remedies, at law or in equity or otherwise, that may be available to eLong, each of the covenants made by me under this Agreement shall be enforceable by injunction, specific performance or other equitable relief, without any requirement that eLong have to post a bond or that eLong have to prove any damages.

IN WITNESS WHEREOF, the undersigned employee and eLong have executed this Employee Non-competition, Non-solicitation, Confidential Information and Work Product Agreement.

Effective and signed February 5, 2007

Signature of Employee:	ELONGNET INFORMATION TECHNOLOGY (BEIJING) CO., LTD.

/s/ Christopher Chan	By:	/s/ Thomas Soohoo
Printed name of employee:	Name:	Thomas Soohoo
Christopher Chan	T itle:	Chief Executive Officer, eLong, Inc.